Exhibit 99.1

Ikanos Regains Compliance with NASDAQ Minimum Bid Price Rule

FREMONT, Calif., September 26, 2012 — Ikanos Communications, Inc. [NASDAQ:IKAN] (the “Company”), a leading provider of advanced broadband semiconductor and software products for the digital home, today announced that it has received notice from the NASDAQ stock market (“NASDAQ”) that the Company has regained compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market.

As previously reported, NASDAQ notified the Company on December 16, 2011 that the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement over the previous 30 consecutive business days and, as a result, the Company was not in compliance with Listing Rule 5550(a)(2)(“Rule”). The Company was provided 180 calendar days, or until June 13, 2012, to regain compliance with the Rule. On May 15, 2012, the Company submitted an application to transfer its securities to the NASDAQ Capital Market. In accepting the Company’s application, NASDAQ determined that, upon transfer to The NASDAQ Capital Market, the Company is eligible for an additional 180 calendar day period, or until December 10, 2012, to meet the minimum $1.00 bid price per share requirement for that market.

Today, NASDAQ notified the Company that the closing bid price of its common stock has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, NASDAQ has confirmed to the Company that it has regained compliance with the minimum bid price rule and the matter is now closed.

About Ikanos Communications, Inc.

Ikanos [NASDAQ:IKAN] develops semiconductor and software products to provide very high speed broadband to the digital home with maximum efficiency - delivering fiber optic speed for in-demand applications such as HDTV and high speed Internet services at a small fraction of the cost of deploying fiber to the home. With more than 400 million ports shipped to date, the company’s advanced technologies include broadband DSL communications processors and NodeScale Vectoring to cost-effectively power infrastructure and customer premise equipment and accelerate throughput for many of the world’s leading network equipment manufacturers and telecommunications service providers.

#    #    #